Westway Group, Inc. Special Committee Determines Unsolicited $6.00 per Share Offer for Westway Group is Not in Best Interest of Stockholders; Special Committee Continues Review of Strategic Alternatives

New Orleans, LA., December 21, 2011 - Westway Group, Inc. (NASDAQ: WWAY) (“Westway” or the “Company”) today announced that it received an unsolicited proposal from an infrastructure investment fund (the “Offeror”) on December 18, 2011 to acquire Westway. The offer, which was made contingent upon the consummation of the previously announced proposed transaction to sell Westway Feed Products and certain non-core bulk liquid storage terminals, was for $6.00 per common share, $6.00 for each outstanding Series A Convertible Preferred Share and $1.00 for each outstanding Founder Warrant.

As previously announced, the Company’s Board of Directors has initiated a process to explore possible strategic alternatives for the Company as a whole, including alternatives for its Westway Terminals business and for its Westway Feed Products business and certain bulk liquid storage terminals, and has formed a special committee of independent directors to direct such process (the “Special Committee”). The Special Committee has retained Evercore Partners (“Evercore”) as financial advisor to assist it during this process.

The Special Committee has carefully reviewed the Offeror’s unsolicited proposal with the assistance of Evercore and has determined that it substantially undervalues the Westway Terminals business and its future prospects and does not provide any basis to begin discussions or negotiations. The Special Committee has invited the Offeror to enter into a customary confidentiality agreement to permit the Offeror to see non-public information.

Francis P. Jenkins, Jr., Westway’s Chairman, stated “We take our fiduciary duties very seriously and will consider any bona fide acquisition proposal or other transaction that reflects the full and fair value of Westway’s current business and future prospects.”

Westway has not set a definitive timetable for its evaluation of proposals received or for the completion of the strategic review process and there can be no guarantees that either process will result in a transaction or, if a transaction is undertaken, the terms or timing of such transaction. Westway does not intend to disclose further developments regarding either process unless and until its Board has approved a specific course of action, or it otherwise deems further disclosure is appropriate or required.

About Westway Terminals

Westway Terminals is a premier provider of storage and related services to owners of bulk liquid products worldwide, with 354 million gallons of capacity as of September 30, 2011. The business is focused on niche liquid products and customized service offerings with strong margin potential and has a leading market position in the agricultural and chemical commodity sectors. Key products stored include petroleum oils, caustics, asphalts, vegetable oils, methyl esters, chemicals and molasses products, among others. The business has a global network of 25 terminal locations including 14 in the U.S., 1 in Canada, 9 in Western Europe and 1 in Korea.

About Westway Feed Products

Westway Feed Products is the largest producer of liquid feed supplements in North America, with 2010 volumes of 1.6 million tons. The business has 36 locations worldwide, with 31 in the U.S., 2 in Canada and 3 in Australia (through joint venture). Westway Feed Products is a leader in the design and implementation of innovative liquid and solid feed supplements, with such current brands as Multi-Mix, Sweet Cake, Suga-Lik, E-Z GLO and Pro Lix.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "will," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. We have based our forward-looking statements on our current expectations and projections about future events. Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, the risk factors described in our most recent Form 10-Q and Form 10-K filed with the SEC.

Contact: Evercore Partners Perk Hixon Sr. Managing Director (212) 822-7554 Westway Group, Inc. Francis P. Jenkins Jr. Chairman (212) 332-2960